Exhibit 10.8

Salary and Incentive Award Deferral Plan

for

Selected Employees of Honeywell International Inc. and its

Affiliates

Amended and Restated

effective January 1, 2006

(with amendments effective

January 1, 2005)

History.

Effective January 1, 2005, the terms of this supplemental non-qualified Salary and Incentive Award Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates (the “Plan”) are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any corresponding rules and regulations under that Section. As such, Honeywell International Inc. (the “Corporation”) reserves the right to take any action it deems necessary or desirable to comply with Section 409A.

1.	Eligibility

For plan years beginning on or after January 1, 2006, the following employees of the Corporation and its participating affiliates are eligible to participate in the Plan as of the first day of the plan year:

(1)	any employee who is in Career Band 6 or above, and
(2)	any employee who is in Career Band 5 at any time during the designated election period for the applicable plan year (the “Open Enrollment Period”).

Notwithstanding the foregoing provisions, a new employee of the Corporation or a participating affiliate who is in Career Band 6 or above is first eligible to participate in the Plan on the day enrollment materials are sent to him by the Corporation,

For plan years beginning before January 1, 2006, the following employees were eligible to participate in the Plan: those employees of Corporation and its participating affiliates who were designated by the Management Development and Compensation Committee (the “Committee”) were eligible to participate in the Plan.

2.	Participation

An eligible employee may become a participant in the Plan (a “Participant”) by filing a timely written deferral election with the Corporation. Such election shall request that a portion of the compensation elements described in paragraph 3(a) and, for eligible employees employed before July 29, 2005, paragraph 3(b), be credited to an unfunded deferred compensation account maintained for the Participant under the Plan (the “Participant Account” or “Account”). A Participant’s direction, if accepted by the Corporation, shall become effective for the first pay period in the next succeeding calendar year or payment date in a succeeding calendar year (or for a newly eligible Participant, for the next succeeding pay period or payment date after the receipt of the direction by the Corporation), and shall continue in effect until the Participant terminates such direction, effective as of the end of the calendar year. Except as otherwise may be permitted by Section 409A of the Code and the Corporation, for plan years beginning on or after January 1,2005, a Participant may not modify his or her deferral election for a plan year at any time during the plan year.

A new employee of the Corporation or a participating affiliate who is employed in Career Band 6 or above may become a participant in the Plan by filing with the Plan Administrator (as defined in Section 11(a)) a timely written deferral election that complies with the paragraph above no later than 30 days after such employee is first eligible to participate in the Plan.

3.	Contributions to Participant Accounts

(a) Base Annual Salary. A Participant who is employed in Career Band 6 and above (or a Participant who occupies a position equivalent thereto) before July 29, 2005 may, prior to the beginning of any calendar year (and with respect to a newly eligible Participant, within thirty days after first becoming so eligible) elect to defer an aggregate amount of base annual salary otherwise payable in such subsequent calendar year (or with respect to a newly eligible Participant, in the remainder of the calendar year), exclusive of any bonus or any other compensation or allowance paid or payable by the Corporation or its affiliates (the “Base Annual Salary”). The amount deferred under this paragraph 3(a) shall not be greater than fifty percent (50%) of the Participant’s Base Annual Salary for such pay period. Effective July 29, 2005, no new deferral elections shall be permitted under this paragraph.

(b) Incentive Awards. A Participant may, to the extent that the Honeywell International Inc. Incentive Compensation Plan For Executive Employees (the “Incentive Plan”) (or any successor plan) permits deferrals of an incentive award (the “Incentive Award”) payable thereunder, elect to defer an amount not greater than one hundred percent of such Incentive Award. Any amount so deferred shall be deemed to be deferred under this Plan but shall, to the extent the provisions of the Incentive Plan are not inconsistent with this Plan, otherwise be subject to the terms of the Incentive Plan. Any deferral of an Incentive Award shall be made by filing an appropriate deferral election with the Corporation not later than the date established by the Corporation from time to time.

(c) Deferral Amounts. All amounts determined under this paragraph 3 which are the subject of a written deferral election (the “Deferral Amounts”) shall, in accordance with the relevant Participant direction, be credited to a Participant Account maintained under the Plan on the same day the Base Annual Salary or Incentive Award would otherwise have been payable.

4.	Deferral Requirements

For plan years beginning on or after January 1, 2006, amounts deferred under this Plan will be paid in one lump-sum payment; provided, however, that the Participant may elect to receive a number of annual installments (up to ten installments) if he terminates employment with the Corporation and its affiliates after he attains age 55 and is credited with at least ten years of service with the Corporation and its affiliates. The lump-sum payment or the first installment shall be paid in cash no later than January 31st of the calendar year immediately following the year in which the Participant terminates employment with the Corporation and its affiliates. Subsequent installments shall be paid in cash no later than January 31st of each succeeding calendar year until the entire amount of the Participant Account has been paid.

For plan years beginning before January 1, 2006, amounts deferred under this Plan shall be paid as soon as practicable during the month of January following the calendar year in which the Participant terminates employment, provided, however, amounts deferred under this Plan may be paid at such other date permitted to be designated by the Participant that provides for a minimum period of deferral of at least three years or such shorter period as may be approved by the Committee. Except as otherwise provided in paragraphs 9 or 10 or as approved by the Committee, no amount shall be withdrawn from a Participant Account prior to the earlier of: three years following the last day of the calendar year in which the Deferral Amounts were earned; the date the Participant reaches normal retirement age and is eligible to receive a benefit under a pension plan of the Corporation or one of its affiliates; the date of Participant’s death; or the date the Participant ceases to be employed by the Corporation or any of its affiliates.

Notwithstanding the preceding paragraphs, for amounts subject to Section 409A of the Code, a distribution to a “key employee” on account of such employee’s separation from service shall not occur or begin until at least six months have passed between the separation from service date (or, if earlier, the date of death) and the distribution date. If, because of this restriction, the key employee cannot receive a distribution by the January 31st of the calendar year immediately following the year in which he incurs a separation from service, such distribution shall occur or begin no later than January 31st of the second calendar year following the year in which the Participant incurs a separation from service. For purposes of the Plan, the term “key employee” is defined in Section 409A of the Code and shall be determined at the time and in the manner required or permitted by Section 409A of the Code and regulations promulgated thereunder.

Notwithstanding the preceding provisions of this Section 4, a Participant may request an immediate withdrawal of all or a portion of such Participant’s Account prior to any date described above or prior to the date the Account has been completely withdrawn, provided that such a request and withdrawal shall be subject to the approval of the Corporation and such penalties, restrictions or conditions as may be established by the Corporation from time to time. The penalty shall be a percentage of the amount requested to be withdrawn, calculated as the difference between (a) 6%, and (b) 50% of the amount, if any, by which 10% exceeds the interest rate on 10-year U.S. Treasury Bonds on the first business day of the calendar quarter during which the withdrawal request is made. A Participant’s right to request an immediate distribution under this paragraph shall (i) be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation, and (ii) shall apply only to amounts attributable to plan years beginning before January 1, 2002 (i.e., Incentive Awards earned in performance years beginning before January 1, 2002 and Base Annual Salary earned and payable before January 1, 2002).

5.	Interest Equivalents

Deferral Amounts shall accrue additional amounts equivalent to interest (“Interest Equivalents”), compounded daily, from the date the Deferral Amount is credited to the Account to the date of distribution.

Deferral Amounts credited to a Participant’s Account for plan years beginning on or after January 1, 2006, and Deferral Amounts under Section 3(b) credited to a Participant’s Account in 2006 for the plan year beginning January 1, 2005, shall accrue Interest Equivalents at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. Such rate shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation. Interest Equivalents described in this paragraph shall be vested at the time such amounts are credited to the Participant’s Account.

Deferral Amounts under Section 3(a) credited to a Participant’s Account in 2005 for the plan year beginning on January 1, 2005 shall accrue Interest Equivalents at a single rate established by the Committee, in its sole discretion, and such rate is subject to change beginning January 1, 2006.

Deferral Amounts credited to a Participant’s Account for plan years beginning before January 1, 2005 shall accrue Interest Equivalents at a single rate established by the Committee, in its sole discretion, for all Deferral Amounts credited to Participant Accounts in each calendar year. The rate established by the Committee shall not exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination. Such Interest Equivalents, once established for a calendar year, shall remain in effect with respect to Deferral Amounts credited to Participant Accounts during the calendar year until the Deferral Amounts are distributed.

The rate of notional interest established hereunder shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as the “Contingent Rate” shall become nonforfeitable only if the Participant is still employed by the Corporation or any affiliate at the end of the third full calendar year following the calendar year in which the Deferral Amount relates, provided, however, in the event a Participant terminates employment with the Corporation or an affiliate prior to such date for reasons other than gross cause, the Committee shall treat such portion as nonforfeitable in the event the Participant’s employment with the Corporation or Affiliate is involuntarily terminated (including a termination for “good reason” under any applicable severance plan of the Corporation or affiliate) or is terminated for such reasons as the Committee may determine from time to time in its sole discretion. Notwithstanding the preceding sentence, in the event a Participant withdraws any portion of the Deferral Amount prior to the end of the third full calendar year following the calendar year to which the Deferral Amount relates, the amount of Contingent Rate interest credited with respect to such Deferred Amount at the time of withdrawal shall remain credited to such Account subject to the provisions of the preceding sentence but shall not be credited with any Interest Equivalents after such date (“Frozen Contingent Interest”). The rate established by the Committee and set forth on Schedule A shall remain in effect until superceded by action of the Committee and amendment of such Schedule A.

Notwithstanding anything in the Plan to the contrary, from and after the occurrence of a Change in Control, the rate at which Deferral Amounts accrue Interest Equivalents may not be decreased.

6.	Participant Accounts

All amounts credited to a Participant’s Account pursuant to paragraphs 3 and 4 shall be unfunded general obligations of the Corporation, and no Participant shall have any claim to or security interest in any asset of the Corporation on account thereof.

7.	Distribution from Accounts

For plan years beginning on or after January 1, 2006, the Participant’s Deferral Amounts and Interest Equivalents will be paid in one lump-sum payment; provided, however, that the Participant may elect to receive a number of annual installments (up to ten installments) if he terminates employment with the Corporation and its affiliates after he attains age 55 and is credited with at least ten years of service with the Corporation and its affiliates. The lump-sum payment or the first installment shall be paid in cash no later than January 31st of the calendar year immediately following the year in which the Participant terminates employment with the Corporation and its affiliates. Subsequent installments shall be paid in cash no later than January 31st of each succeeding calendar year until the entire amount of the Participant’s Deferral Amounts and Interest Equivalents has been paid.

For plan years beginning before January 1, 2005, the Participant made an election at the time the Participant made a deferral election for such years, with respect to the distribution of the Deferral Amounts and Interest Equivalents accrued thereon which are credited to the Participant’s Account pursuant to such election. A Participant elected to receive such distribution in one lump-sum payment or in a number of approximately equal annual payments (provided the payment period may not include more than fifteen such installments). The lump-sum or the first installment shall be paid as soon as practicable during the month of January of the calendar year following termination of employment or such other calendar year validly designated by the Participant. Except as otherwise provided in paragraphs 8, 9 and 10, all installment payments following the initial installment payment shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount in the Account shall have been paid. Notwithstanding the foregoing, in the event a Participant’s employment with the Company is terminated either voluntarily (other than on account of retirement as defined in the qualified pension plan in which the Participant participates or for “good reason” under any applicable severance plan of the Company) or for “gross cause” (as defined in the AlliedSignal Inc. Severance Plan for Senior Executives), the nonforfeitable portion of such Participant’s Deferred Amounts for performance years beginning after 1997 for amounts deferred under paragraph 3(b) or after 1998 for amount deferred under paragraph 3(a) (including the vested portion of any applicable notional interest credited thereto) shall be distributed in a lump sum as soon as practicable in January of the calendar year following such termination of employment. Any Frozen Contingent Interest credited to the Participant’s Account shall be payable to the Participant in one lump sum after the date the Frozen Contingent Interest becomes nonforfeitable pursuant to Paragraph 5.

Notwithstanding the preceding paragraphs, a distribution of amounts subject to the requirements of Code Section 409A to a “key employee” on account of such employee’s separation from service shall not occur or begin until at least six months have passed between the separation from service date (or, if earlier, the date of death) and the distribution date. If, because of this restriction, the key employee cannot receive a distribution by the January 31st of the calendar year immediately following the year in which he incurs a separation from service, such distribution shall occur or begin no later than January 31st of the second calendar year following the year in which the Participant incurs a separation from service. For purposes of the Plan, the term “key employee” is defined in Section 409A of the Code and shall be determined at the time and in the manner required or permitted by Section 409A of the Code and regulations promulgated thereunder.

The Corporation may from time to time allow Participants to request new elections with respect to the distribution of all Deferral Amounts and Interest Equivalents accrued thereon that are credited to such Participant under the Plan (other than any such amounts currently payable to a Participant). The Corporation shall reserve the right to accept or reject any such request at any time and such election shall be subject to such restrictions and limitations as the Corporation shall determine in its sole discretion, provided that any new election shall generally be required to be made at least twelve (12) months prior to any scheduled payment date. A Participant’s right to request a new election under this paragraph shall (i) be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation, and (ii) shall apply only to amounts attributable to plan years beginning before January 1, 2002 (i.e., Incentive Awards earned in performance years beginning before January 1, 2002 and Base Annual Salary earned and payable before January 1, 2002).

As permitted by IRS Notice 2005-1, (i) an eligible employee who elected to defer all or part of the Incentive Award earned in 2004 and payable in 2005 was permitted to completely cancel this election during a period that began no earlier than January 1, 2005 and ended no later than March 15, 2005 and (ii) an eligible employee who elected to defer all or part of the Incentive Award earned in 2005 and payable in 2006 will be permitted to completely cancel this deferral election during a period that will end no later than December 31, 2005.

Except as otherwise prohibited by Section 409A of the Code if such Section applies and notwithstanding any provision in this Plan to the contrary, if all or a portion of a Participant’s Account is determined to be includible in the Participant’s gross income and subject to income tax at any time prior to the time such Account would otherwise be paid, the Participant’s Account or that portion of the Participant’s Account shall be distributed to the Participant. For this purpose, an amount is determined to be includible in the Participant’s gross income upon the earliest of: (i) a final determination by the Internal Revenue Service addressed to the Participant which is not appealed, (ii) a final determination by the United States Tax Court or any other federal court affirming an IRS determination, or (iii) an opinion addressed to the Corporation by the tax counsel for the Corporation that, by reason of the Code, Treasury Regulations, published Internal

Revenue Service rulings, court decisions or other substantial precedent, the amount is subject to federal income tax prior to payment.

8.	Distribution on Death

If a Participant should die before all amounts credited to the Participant’s Account have been distributed, the balance in the Account shall be paid as soon as practical thereafter to the beneficiary designated in writing by the Participant. Payment to a beneficiary pursuant to a designation by a Participant shall be made in one lump sum to the designated beneficiary as soon as practicable following the death of the Participant. Such beneficiary designations shall be effective when received by the Corporation, and shall remain in effect until rescinded or modified by the Participant by an appropriate written direction. If no beneficiary is properly designated by the Participant or if the designated beneficiary shall have predeceased the Participant, such balance in the Account shall be paid to the estate of the Participant.

9.	Payment in the Event of Hardship

Beginning January 1, 2006, for amounts attributable to plan years beginning on or after January 1, 2002, upon receipt of a request from a Participant, delivered in writing to the Plan Administrator along with a hardship distribution form and supporting documentation of the hardship, the Senior Vice President – Human Resources and Communications, or his designee, may cause the Corporation to accelerate (or require the subsidiary of the participating company that employs or employed the Participant to distribute) payment of all or any part of the amount credited to the Participant’s Account, including accrued amounts, if it finds in its sole discretion that payment of such amounts in accordance with the distribution form and timing requirements of Section 7 would result in an unforeseeable emergency for the Participant. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident that occurs to the Participant, the Participant’s spouse or the Participant’s dependent (as defined in section 152(a) of the Code), (2) loss of the Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

If a Participant requests a withdrawal due to an unforeseeable emergency, the amount distributed cannot exceed the amount necessary to satisfy the emergency and estimated taxes the Participant shall incur as a result of the distribution. An emergency distribution may not be made under this Section 9 to the extent that such emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship. Any distribution pursuant to this Section 9 shall be made in cash.

For amounts attributable to plan years beginning before January 1, 2002, upon receipt of a request from a Participant, delivered in writing to the Corporation along with a Certificate of Unavailability of Other Resources form, the Committee, the Senior Vice President – Human Resources and Communications, or his designee, may cause the Corporation to accelerate (or require the subsidiary of the Corporation which employs or employed the Participant to accelerate) payment of all or any part of the Deferral Amount and Interest Equivalents credited to the Participant’s Account, if it finds in its sole discretion that payment of such amounts in accordance with the Participant’s prior election under paragraph 3 would result in severe financial hardship to the Participant and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant. Acceleration of payment may not be made under this paragraph 9 to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under this Plan or any tax-qualified savings plan of the Corporation. Notwithstanding the foregoing provisions of this paragraph, a Participant’s right to request a hardship distribution shall be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation.

10.	Change in Control

(a) Initial Lump Sum Election. Notwithstanding any election made pursuant to paragraph 7, a Participant may file a written election with the Corporation to have the Deferral Amounts and Interest Equivalents accrued thereon which are credited thereafter to the Participant’s Account paid in one lump-sum payment as soon as practicable following a Change in Control, but in no event later than 90 days after such Change in Control. The Interest Equivalents on any Deferred Amount payable pursuant to this paragraph 10(a) shall include the “Contingent Rate” credited to such Deferred Amount without regard to whether such amount has become nonforfeitable as provided in paragraph 5 at the time payment is made under this paragraph 10(a).

(b) Revocation of Lump-Sum Election. A Participant may revoke an election made pursuant to paragraph 10(a) (including an election not to be paid in one lump sum upon a Change in Control) by filing an appropriate written notice with the Corporation. A revocation notice filed pursuant to this paragraph 10(b) shall be subject to such terms and conditions as the Corporation shall establish and shall be effective with respect to any or all of the Participant’s Deferral Amounts and Interest Equivalents accrued thereon which are credited to such Participant under the Plan. Any such election shall be subject to such restrictions and limitations as the Corporation shall determine in its sole discretion.

(c) Limitation on Elections. Any election made pursuant to paragraph 10(a) or 10(b) shall not be effective unless filed with the Corporation at least 90 days prior to a Change in Control.

(d) Definition of Change in Control. For purposes of the Plan, a Change in Control is deemed to occur at the time (i) when an entity, person or group (other than the Corporation, any subsidiary or savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which theretofore beneficially owned less than 30% of the Corporation’s common stock (the “Common Stock”) then outstanding, acquires shares of Common Stock in a transaction or a series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock (iii) of a merger in which the Corporation will not survive as an independent, publicly owned corporation, a consolidation, a sale, exchange or other disposition of all or substantially all of the Corporation’s assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareowners of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Committee, in its sole discretion, determines to be a Change in Control for purposes of the Plan.

11.	Administration

(a) Plan Administrator. The Plan Administrator and “named fiduciary” for purposes of ERISA shall be the Senior Vice President-Human Resources and Communications of the Corporation (or the person acting in such capacity in the event such position is abolished, restructured or renamed). The Plan Administrator shall have the authority to appoint one or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA. Any person acting on behalf of the Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

(b) Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Corporation or its subsidiaries) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation and its subsidiaries in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

(c) Indemnification. To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

12.	Claims Procedures and Appeals

(a) Claim for Benefits. Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by a Participant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

(b) Notice of Claim Denial. The Plan Administrator shall provide notice in writing to any Participant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the Participant’s claim or, if special circumstances require, and the Participant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the Participant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

(i)	set forth the specific reasons for the denial of benefits;
(ii)	contain specific references to Plan provisions relative to the denial;
(iii)	describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator; and
(iv)

advise the Participant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

(c) Appeal of Denied Claims. If a claim is denied by the Plan Administrator within the time periods set forth above, the claimant shall be permitted to proceed to the review procedures set forth below. If the Participant fails to appeal the Plan Administrator’s denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Plan Administrator’s determination shall become final and conclusive.

(d) Conduct of Appeal Review. If the Participant appeals the Plan Administrator’s denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant, or his or her duly authorized representative, may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

(e) Notice of Appeal Decision. The Plan Administrator shall advise the Participant and such individual’s representative of its decision, which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay.

13.	Miscellaneous

(a) No Alienation of Benefits. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any such time such amount would be made subject to the person’s debts or liabilities or would otherwise not be enjoyed by that person, then the Corporation, if it so elects, may direct that such amount be withheld and that same or any part thereof be paid or applied to or for the benefit of such person, the person’s spouse, children or other dependents, or any of them, in such manner and proportion as the Corporation may deem proper.

(b) No Right or Interest in Corporation’s Assets. Neither the Corporation nor any of its Affiliates shall be required to reserve or otherwise set aside funds for the payment of obligations arising under this Plan. The Corporation may, in its sole discretion, establish funds, segregate assets or take such other action as it shall determine necessary or appropriate to secure the payment of its obligations arising under this Plan. This Plan is intended to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

(c) Amendment. The Corporation may amend, modify or terminate the Plan at any time, or from time to time; provided, however, that no change to the Plan shall impair the right of any Participant with respect to amounts then credited to an Account; and further provided that during a Potential Change in Control Period (as defined in Section 13(g) hereof) and from and after the occurrence of a Change in Control, the Plan may not, without the consent of the Participant, be amended in any manner which would adversely affect such Participant’s rights and expectations with respect to Deferred Amounts credited to such Participant’s Account immediately prior to such amendment.

(d) Accounting. Each Participant shall receive periodic statements (not less frequently than annually) setting forth the cumulative Deferral Amounts and Interest Equivalents credited to, and any distributions from, the Participant’s Account.

(e) Facility of Payments. If the Corporation shall find that any person to whom any amount is payable under the plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due the person or the person’s estate (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Corporation so elects in its sole discretion, be paid to the person’s spouse, a child, a relative, an institution having custody of such person, or any other person deemed by the Corporation to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Corporation and the Plan therefore.

(f) Governing Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of New York.

(g) Potential Change in Control Period. A “Potential Change in Control Period” shall commence when: (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) the Corporation or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would result in a Change in Control; (iii) any person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Corporation or its affiliates); or (iv) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (A) a Change in Control, or (B) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

IN WITNESS WHEREOF, pursuant to the authority granted to me by the Management Development and Compensation Committee of the Board of Directors on July 29, 2005, the Plan is hereby amended this 17th day of October, 2005.

/s/ Thomas Weidenkopf
By:	THOMAS WEIDENKOPF Honeywell International Inc. Senior Vice President – Human Resources and Communications

SCHEDULE A

Notional Interest Rate

Deferred Incentive Awards (Band 6 and Above)

Year Award Earned	Vested Rate	Contingent Rate	Total Rate
1975 – 1992	Treasury bills +	N/A	Treasury bills +
	3%*		3%*
1993 – 1997	10%	N/A	10%
1998 – 2000	8%	3%	11%
2001- 2002	7%	3%	10%
2003	3%	5%	8%
2004**	3%	5%	8%
2005**	**	N/A	**

*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.

**/For periods on and after January 1, 2006, rate is based on the Corporation’s 15-year borrowing rate and is subject to change annually.

Deferred Incentive Awards (Band 5 and Below)

Year Award Earned	Vested Rate	Contingent Rate	Total Rate
1975 – 1997	Treasury bills +	N/A	Treasury bills +
	3%*		3%*
1998 - 2002	6%	3%	9%
2003	3%	5%	8%
2004**	3%	5%	8%
2005**	**	N/A	**

*/Three-month Treasury bill average rate for the immediately preceding calendar quarter as reported by the Federal Reserve Bank; rate changes each calendar quarter.

**/For periods on and after January 1, 2006, rate is based on the Corporation’s 15-year borrowing rate and is subject to change annually.

Deferred Salary (Band 6 and Above)

Year Salary Earned	Vested Rate	Contingent Rate	Total Rate
1994 – 1998	10%	N/A	10%
1999 – 2001	8%	3%	11%
2002 - 2002	7%	3%	10%
2003	3%	5%	8%
2004	3%	5%	8%
2005**	3%	5%	8%

**/For periods on and after January 1, 2006, rate is subject to change.